Exhibit 99.1
Silvaco Announces CEO Transition
Walden C. Rhines, Ph.D. appointed as new CEO following departure of Dr. Babak Taheri
SANTA CLARA, Calif., Aug. 21, 2025 -- Silvaco Group, Inc. (“Silvaco”) (NASDAQ: SVCO), a provider of TCAD, EDA software, and SIP solutions that enable semiconductor design and digital twin modeling through AI software and innovation, today announced that Dr. Babak Taheri has left the company, effective August 19, 2025, following nearly seven years as Chief Executive Officer, during which he led the company through its initial public offering. The Board has appointed Walden “Wally” C. Rhines, Ph.D., as the company’s new Chief Executive Officer, effective immediately.
“It has been a great honor to work with the team and the board at Silvaco. I am very proud of our successful IPO and the sustained double-digit growth over several years. The ‘One Silvaco’ team has achieved many accomplishments,” said Dr. Babak Taheri. “The dedicated team at Silvaco is well-positioned to continue executing its strategic vision and creating shareholder value.”
“Silvaco is at an exciting point in its market opportunity. We sit at the forefront of semiconductor design automation with a unique set of technology offerings and a strong pipeline of business opportunities,” said Rhines. “On behalf of the Company and the Board, I would like to thank Babak for his leadership for nearly seven years and wish him the very best. I’m honored to step into this role and am committed to maximizing long-term value for our shareholders.”
Rhines has served as a member of Silvaco’s board of directors and as a member of the audit committee since September 2022. Since March 2020, he has served as President and Chief Executive Officer of Cornami, Inc., and is Chairman of the board of directors of Qorvo, Inc. (Nasdaq: QRVO). Rhines previously served CEO of Mentor Graphics Corporation from 1993 until its acquisition by Siemens in March 2017. Following the acquisition, Rhines served as President and Chief Executive Officer of Siemens EDA (formerly Mentor Graphics). Rhines holds a B.S.E. in engineering from the University of Michigan, an M.S. and Ph.D. in materials science and engineering from Stanford University, and a M.B.A. from the Southern Methodist University Cox School of Business.
“We are at an exciting point in Silvaco’s trajectory, and I have the utmost confidence in Wally leading Silvaco through this next chapter. I also want to thank Babak who has been an incredible asset to the company and has played an instrumental role in all of

Exhibit 99.1
our recent milestones, including our public listing and acquisitions," said Kathy Pesic, Co-Founder and Chair of the Board.
About Silvaco Group, Inc.
Silvaco is a provider of TCAD, EDA software, and SIP solutions that enable semiconductor design and digital twin modeling through AI software and innovation. Silvaco’s solutions are used for semiconductor and photonics processes, devices, and systems development across display, power devices, automotive, memory, high performance compute, foundries, photonics, internet of things, and 5G/6G mobile markets for complex SoC design. Silvaco is headquartered in Santa Clara, California, and has a global presence with offices located in North America, Europe, Egypt, Brazil, China, Japan, Korea, Taiwan, Singapore and Vietnam. Learn more at silvaco.com.

Contacts
Media Relations:
Tiffany Behany, press@silvaco.com
Investor Relations:
Greg McNiff, investors@silvaco.com